SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

CENTER BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A
(2) Aggregate number of securities to which transaction applies: N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4) Proposed maximum aggregate value of transaction: N/A
(5) Total fee paid: N/A

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A
(2) Form, Schedule or Registration Statement No.: N/A
(3) Filing Party: N/A
(4) Date Filed: N/A

FOURTH QUARTER REPORT 2006

February 5, 2007

Dear Shareholder:

We are pleased to share with you Center’s fourth quarter financial results. During the fourth quarter of 2006, the Corporation reported a net profit of $2.3 million, or $0.17 per fully diluted common share, compared with a net profit $1.9 million, or $0.14 per fully diluted common share, for the fourth quarter of 2005.

We are also pleased to report that we made important progress in the fourth quarter toward our stated goals of growing core deposits, increasing loans, improving the quality and composition of our balance sheet, and positioning Center Bancorp for enhanced earnings and shareholder returns. We grew our loans in the last three months of 2006 and funded that growth with cash flows from the investment securities portfolio and from deposits. We achieved these results despite a continued challenging interest rate environment. We have attached our current press release to provide you with more detailed information on our results for the period.

In particular, we are very encouraged by our loan growth. Total average loan volume for the fourth quarter of 2006 was $543.7 million, an increase of $42.4 million, or 8.46 percent, from the $501.3 million recorded during the comparable quarter of 2005. In addition, we have maintained excellent credit quality-- nonperforming assets were only 0.07 percent of total loans at the end of 2006. Consistent with our strategic plan to improve shareholder returns, we will continue to focus on building quality loan volume in our marketplace.

We remain focused on profitable growth of key customer segments and continued growth in the loan portfolio. We have taken actions to improve our performance, including improving the asset mix with strong loan growth, increased deposits and corporate-wide expense initiatives which will continue.

We would also like you to know that your Board of Directors has accepted its Nominating Committee's recommendation to nominate Brenda Curtis, John J. Davis, Donald G. Kein and Norman F. Schroeder for election to the Board at the company's 2007 Annual Meeting of Shareholders. All four currently serve as directors of Center Bancorp. We are including with this letter a copy of our press release announcing these nominations.

On behalf of the Directors, Officers, and Staff of Center Bancorp, Inc. and Union Center National Bank we thank you for your continued commitment and support. As always, we welcome your comments and suggestions.

Alexander A. Bol	John J. Davis
Chairman of the Board	President & CEO

ADDITIONAL INFORMATION

In connection with Center Bancorp, Inc.’s (“Center”) 2007 Annual Meeting, Center plans to file a proxy statement with the Securities and Exchange Commission. CENTER SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by Center with the Securities and Exchange Commission in connection with the 2007 Annual Meeting through the Securities and Exchange Commission’s web site at www.sec.gov. Shareholders may also obtain free copies of the proxy statement and other documents filed by Center in connection with the 2007 Annual Meeting by directing a request to: Center Bancorp, Inc. at 2455 Morris Avenue, Union, New Jersey 07083, Attention: Anthony C. Weagley, Chief Financial Officer.

CENTER BANCORP, INC. PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, Center and its directors and nominees may be deemed to be participants. Certain of these persons hold direct or indirect interests in Center’s common stock as follows:

NAME OF DIRECTOR/NOMINEE	BENEFICIAL OWNERSHIP(1)
Hugo Barth, III	139,804 (2)
Kenneth W. Battiato	9,049
Alexander A. Bol	67,563
Brenda Curtis	49,745
John J. Davis	221,771(3)
John J. DeLaney, Jr.	1,400
Donald G. Kein	139,152(4)
James J. Kennedy	50,123
Stephen J. LaMont	10,838
Paul Lomakin, Jr.	156,428(5)
Eugene V. Malinowski	47,399
Herbert Schiller	55,117
Norman F. Schroeder	107,821(6)
William A. Thompson	54,703(7)

(1)
Unless otherwise indicated, each of the named participants possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are included in the table to the extent that they are exercisable within 60 days from the date of this letter.

(2)	Includes 48,578 shares owned by Mr. Barth’s wife or jointly with Mr. Barth’s wife.
(3)	Includes 623 shares owned jointly with Mr. Davis’ wife.
(4)	Includes 36,750 shares owned by Mr. Kein’s wife.
(5)	Includes 78,164 shares owned by Mr. Lomakin’s wife.
(6)	Includes 35,205 shares held by trusts of which Mr. Schroeder is the trustee and 455 shares owned by Mr. Schroeder’s child.
(7)	Includes 9,593 shares held by Mr. Thompson’s wife and children.

Anthony C. Weagley, Vice President & Treasurer

Center Bancorp, Inc. Reports Fourth Quarter 2006 Earnings

Union, NJ, January 25, 2007

UNION, NJ -- (MARKET WIRE) -- 1/25/07 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today reported operating results for the fourth quarter ended December 31, 2006 and for the year ended December 31, 2006.

Center Bancorp reported:

•	Net income of $2.3 million for the fourth quarter of 2006, as compared with $1.9 million for the fourth quarter of 2005.

•	EPS of $0.17 per share for the fourth quarter of 2006, as compared with $0.14 per share for the fourth quarter of 2005.

•	Strong deposit growth, with total deposits increasing to $726.8 million at December 31, 2006, a 3.74% increase from the end of 2005.

•
Continued loan growth. The Corporation achieved net growth in average loans of 8.47% for the fourth quarter of 2006. Commercial and commercial real estate loans provided the bulk of the loan growth in the fourth quarter.

•	Continued high credit quality; non-performing assets amounted to only .07% of total assets at December 31, 2006.

•	Continued strengthening of the balance sheet, designed to enhance the Corporation’s earnings profile and reduce exposure to future interest rate risk.

•	Redemption of $10.3 million of higher-cost subordinated debt, which will improve the Corporation’s cost of funds in 2007.

•	Net interest margin declined 8 basis points on a linked sequential quarter, from 2.70% for the third quarter of 2006 to 2.62% for the fourth quarter of 2006.

•	Total assets of $1.051 billion at December 31, 2006, which positions Center as one of the largest New Jersey headquartered financial institutions.

•	Book value per common share amounted to $7.37 at December 31, 2006 compared to $7.41 a year ago.

Commenting on the results for the fourth quarter, President and Chief Executive Officer John J. Davis stated, “We continue to focus on our plan to enhance earnings and shareholder returns through improved efficiencies and sustained revenue growth. Loan volume continues to grow - which has the effect of improving the quality and composition of our balance sheet by reducing our securities portfolio and by decreasing borrowings. Credit quality remains very strong. We believe we have made good progress toward improving our balance sheet and restraining further compression of our net interest margin in light of a challenging interest rate environment.

We are very mindful of the need to lower our expenses and to further increase profitability, which will be a continued priority for 2007. In 2006 we implemented initiatives to increase branch profitability as well as to reduce salaries and benefits and overtime expense. In addition, we are considering various outsourcing opportunities and instituting other operating expense controls.”

Mr. Davis continued, “We are pleased with our strengths in commercial lending, credit quality and generating core deposits. Moreover, growth prospects in key markets where we operate remain attractive. Our Boonton/Mountain Lakes office was opened in the fourth quarter of 2006 and we look forward to further expansion of our footprint into new markets, specifically Florham Park, New Jersey in the near term. We continue to be encouraged by our long-term prospects and we will continue to pursue our strategic plan and expect to generate attractive returns for our shareholders.”

Fourth quarter 2006 net income amounted to $2.3 million, as compared with net income of $1.9 million in the fourth quarter of 2005. Earnings per share amounted to $0.17 on a diluted per common share basis, as compared with $0.14 per share for the fourth quarter of 2005. Results for the fourth quarter reflect positive loan growth trends, an increase in non interest income and favorable tax benefits offset in part by net interest margin compression during the period and increased non interest expense.

For the twelve-months ended December 31, 2006, the Corporation reported net income of $3.9 million, or $0.29 on a per diluted common share basis. The Corporation earned $7.6 million, or $0.63 per diluted common share, for the twelve-months ended December 31, 2005.

Net Interest Income

Total interest income on a fully taxable-equivalent basis for the fourth quarter of 2006 decreased by $360,000, or 2.52%, to $13.9 million, from the comparable 2005 quarterly period, while total interest expense for the fourth quarter of 2006 increased by $869,000, or 12.7%, to $7.7 million over the same quarterly period of 2005.

For the twelve-months ended December 31, 2006, total interest income on a fully tax-equivalent basis increased by $2.5 million, or 4.67%, to $55.5 million as compared to the twelve-months ended December 31, 2005. For the twelve-months ended December 31, 2006, total interest expense increased by $5.7 million, or 24.4%, to $29.0 million, as compared to the same period last year.

The Corporation recorded net interest income of $5.7 million for the three months ended December 31, 2006 and $24.4 million for the twelve-months ended December 31, 2006. This compared with net interest income of $6.8 million for the three months ended December 31, 2005 and $27.2 million for the twelve-months ended December 31, 2005. The decrease in net interest income for both the three and twelve-months ended December 31, 2006 related principally to the increase in interest expense during these periods.

The three and twelve-month increases in interest expense reflect the impact of the rise in short-term interest rates, the sustained flatness of the yield curve and intense competition for deposits. The Corporation reduced its average borrowings by $149.1 million, including subordinated debentures, during the fourth quarter of 2006 as compared with the same quarter in 2005. The average balance of interest-bearing liabilities, including borrowings, declined by $104.8 million, or 11.7%, to $793.9 million in the current fourth quarter. However, the positive effect of the reduction in this type of funding source was offset by an increase in the average cost of funds, which rose (on an annualized basis) by 84 basis points to 3.89% from 3.05% during the fourth quarter of 2005.

Average interest-earning assets for the three months ended December 31, 2006 declined by $111.1 million, or 10.44%, to $952.4 million, reflecting the Corporation’s balance sheet repositioning. The repositioning at the end of the first quarter of 2006 included the sale of $86.3 million of securities with an average yield under 4.0%. While the annualized average yield on earnings assets for the fourth quarter of 2006 increased 48 basis points over the annualized average yield during the fourth quarter of 2005, it was not sufficient to offset the effect of the rise in the average cost of funds over the same period.

For the three months ended December 31, 2006, the Corporation’s net interest spread declined 36 basis points to 1.97% (annualized) as compared to 2.33% (annualized) for the comparable three month period in 2005 and the Corporation’s net interest margin (net interest income as a percentage of earning assets, calculated on an annualized basis) declined by 19 basis points from 2.81% to 2.62%. For the twelve-months of 2006, the Corporation's net interest spread and net interest margin were equal to 2.17% (annualized) and 2.75% (annualized), respectively, down 32 and 14 basis points, respectively, from the same measures for the comparable period in 2005.

The Federal Reserve Board did not raise the Federal Funds target rate in the fourth quarter of 2006. The yield curve, however, continued to flatten and has been inverted during the 2006 period causing continued upward pressure on short term funding costs, which continued to exert pressure on interest margins.

The interest rate environment did not improve in the fourth quarter, making it difficult for the Corporation to lower its overall cost of funds. As a result, the Corporation’s net interest margin declined from the fourth quarter of 2005 to the fourth quarter of 2006. Due to the uncertainty of the timing and direction of interest rates in general, the Corporation expects that its net interest margin for 2007 will be lower than its net interest margin for previous years. The Corporation took several important steps in the fourth quarter to stem further compression of its margin by redeeming $10.3 million in subordinated debt, reducing the Corporation’s reliance on retail certificates of deposit as part of the funding mix and by lowering rates on money market deposits. The Corporation believes that these steps, coupled with further actions to restrain the cost of funds, will have a favorable impact on the margin in 2007.

Other Income

Total other income increased $820,000 for the fourth quarter of 2006 compared with the fourth quarter of 2005, primarily as a result of increases in gains on securities sold. The Corporation continues to pursue opportunities to expand other non-interest income, such as insurance and annuity sales origination, sales of mortgages and improving service charge revenue.

Excluding net securities losses and gains in the respective periods, the Corporation recorded other income of $3.2 million in the twelve-months ended December 31, 2006, compared to $3.5 million in the twelve-months ended December 31, 2005. This decrease was primarily attributable to a $163,000 decline in service charges, decreased commissions and fees revenue, which included a one time commission on check book charges in 2005, lower overdraft fees and service charge income on deposit accounts, and a $177,000 decline in other fee income. The decline in other fee income was attributable to a decline in letter of credit income and loan fees. Total other income including net securities losses and gains , which takes into account the balance sheet repositioning undertaken during the first quarter of 2006, the Corporation recorded $633,000 from other income sources in the twelve- months ended December 31, 2006 as compared with other income of $3.8 million in the twelve-months ended December 31, 2005.

Other Expense

Other expense for the fourth quarter of 2006 totaled $6.7 million, an increase of $1.142 million or 20.71% over the comparable period in 2005. The increase in operating expenses during the fourth quarter resulted primarily from an $1.019 million increase in other general and administrative expenses, including an increased expense related to customer third party services provided to customers of $200,000, or 20% of the increase, coupled with a write-off of the expenses related to the proposed branch site in Cranford, New Jersey which amounted to approximately $162,000. The amortization of core deposit intangibles ("CDI") accounted for $2,500 and $21,000, respectively, of other expense in the current and year-earlier periods, with the increase reflecting the CDI amortization stemming from the acquisition of Red Oak Bank in May, 2005.

Salaries and benefits decreased by $43,000, or 1.4% to $3.0 million, reflecting an increase in staffing in comparison to the prior quarterly period in 2005, as well as normal merit and promotional increases, pension expense, and stock option expense under FAS 123(R), offset in part by a reversal of incentive accruals during the fourth quarter of 2006. Full time equivalent staffing levels were 214 as of December 31, 2006 compared to 211 as of December 31, 2005. The change in staffing levels includes the impact of the acquisition of Red Oak Bank in 2005 and staffing for the Boonton/Mountain Lakes branch which opened in October of 2006.

Other expense for the twelve-months ended December 31, 2006 totaled $24.4 million, an increase of $2.15 million, or 9.66%, over the comparable period in 2005. Higher operating expenses during the twelve-month period resulted primarily from an increase in other general and administrative expenses as well as certain specific customer-related expenses. Other general and administrative expense increased $1.7 million, reflecting increases in professional consulting, compliance, audit fees, insurance and stationary and printing expense and certain increased expenses related to customer third party services provided amounting to $294,000 for the twelve-month period. Amortization of CDI accounted for $120,000 of other expense in the current twelve month period and $75,000 in the comparable period in 2005.

Income Tax Expense

The effective tax rate, exclusive of the impact of the realized loss on securities sold, continues to be less than statutory rates. During the fourth quarter of 2006, the Corporation effected an internal entity reorganization which resulted in a $1.4 million tax savings. Additionally, tax-free income generated from the Corporation's municipal and other tax advantaged investments continues to reduce the effective tax rate.

The Corporation recorded an income tax benefit of $1.7 million in the current fourth quarter, compared to a tax expense of $140,000 for the fourth quarter of 2005. The change was primarily due to a $1.5 million decline in pre-tax income to $596,000 for the three months ended December 31, 2006 coupled with the above-mentioned internal reorganization.

The Corporation recorded an income tax benefit of $3.3 million for the twelve-months ended December 31, 2006, compared to a tax expense of $1.2 million for the comparable 2005 period. The change was primarily due to the decline of $8.3 million of pre-tax income and the above-mentioned internal entity reorganization. The Corporation had pre-tax income of $8.8 million for the twelve-months ended December 31, 2005.

Balance Sheet Summary

The Corporation had total assets of $1.051 billion at December 31, 2006, down $63.5 million from December 31, 2005. The reduction in assets, in part, reflects the balance sheet restructuring announced in the first quarter of 2006. The Corporation utilized a portion of the cash flows generated by redemptions and sales of securities to fund increased loans. During the twelve-months ended December 31, 2006, the Corporation experienced growth in its deposits and reduced its borrowings. Loans totaled $550.4 million at December 31, 2006, up $44.6 million, or 8.81%, from the year-end 2005 balance. On December 31, 2006, securities totaled $389.5 million, a decline of $139.1 million, or 26.32%, from the year-end 2005 balance.

Deposits totaled $726.8 million at December 31, 2006, an increase of $26.2 million from the December 31, 2005 balance. Short-term borrowings declined to $206.4 million at December 31, 2006, reflecting the Corporation’s goal of reducing its reliance on short-term borrowings.

Stockholders' equity totaled $97.6 million at December 31, 2006, down $1.9 million from the December 31, 2005 total. Tangible stockholders' equity (representing total stockholders’ equity less recorded intangible assets) totaled $80.3 million at December 31, 2006, down $1.8 million from December 31, 2005.

Loans

Total average loan volume for the fourth quarter of 2006 increased to $543.7 million, an increase of $42.4 million, or 8.46%, from $501.3 million for the comparable quarter of the previous year. On a linked sequential quarter comparison, total average loans increased by $11.2 million, from $532.5 million on average during the third quarter of 2006. The Corporation continues to focus on building loan volume in its marketplace.

For the twelve-months ended December 31, 2006, total average loan volume was $522.4 million, an increase of approximately $68.0 million, or 14.96%, from $454.4 million on average for the twelve-months ended December 31, 2005.

The Corporation had total loans of $550.4 million at December 31, 2006, representing a $44.6 million, or 8.81%, increase from the Corporation’s balance at December 31, 2005. At December 31, 2006, the Corporation had outstanding commitments of $28.3 million, with commercial and commercial real-estate loans representing 96.8% of that amount. Management expects loan balances to continue to grow during the first quarter of 2007, fueled by a continued increase in the commercial sectors of the Corporation’s loan portfolio.

Asset Quality

Asset quality remained strong during the fourth quarter of 2006. At December 31, 2006, non-performing assets totaled $700,000. Non-performing assets represented 0.07% of total assets at December 31, 2006.

Despite the continued high quality of the Corporation’s assets, commensurate with the growth in the loan portfolio and increase in the average size of the loan portfolio, the Corporation made a provision of $56,525 to the allowance for loan losses during the three months ended December 31, 2006. At December 31, 2006, the total allowance for loans losses amounted to approximately $5.0 million, or 0.90% of total loans. At December 31, 2006, total non-accrual loans amounted to $475,000, or 0.09% of total loans.

Securities

Consistent with the balance sheet strategies outlined by management in the first quarter of 2006, the Corporation sought to reduce the size of its investment securities portfolio during 2006. Securities totaled $389.5 million at December 31, 2006, representing 37.1% of total assets, compared to $528.7 million, representing 47.4% of total assets at December 31, 2005.

Reflecting the lower balance of the securities portfolio and an increase in market interest rates over the course of the twelve-months ended December 31, 2006, the net unrealized loss on securities available for sale decreased to $4.6 million at December 31, 2006 from $6.8 million at December 31, 2005.

Deposits/Funding Sources

Deposits totaled $726.8 million at December 31, 2006, an increase of $26.2 million from the December 31, 2005 balance. The increase in deposits reflects an increase in interest bearing money market deposits offset by decreases in more volatile certificates of deposit of $100,000 or more. The decline in certificates of $100,000 or more involved municipal deposits that were more costly than other funding sources.

Borrowings totaled $211.6 million at December 31, 2006, reflecting a decline of $97.8 million, or 31.6%, from the December 31, 2005 balance. Federal Home Loan Bank of New York advances represented approximately $109.0 million of the December 31, 2006 total, with repurchase agreements representing $97.4 million at the same date. Overnight customer repurchase transactions covering commercial sweep accounts comprised $29.4 million of the securities sold under repurchase agreements figure at December 31, 2006.

Stockholders' Equity

Total stockholders’ equity amounted to $97.6 million or 9.28% of total assets at December 31, 2006, compared to $99.5 million or 8.92% of total assets at December 31, 2005. Contributions to capital during the twelve-months ended December 31, 2006 from the Corporation’s stock option plans and dividend reinvestment and optional stock purchase plan amounted to approximately $658,000, compared to approximately $627,000 for the twelve-months ended December 31, 2005. The Corporation’s dividend reinvestment and optional stock purchase plan is currently a market issuance plan. During most of 2005, that plan was operating under the original issuance method for purchases made for the plan. The change in stockholders’ equity at December 31, 2006 also reflects the impact of the adoption of FASB No 158 under which the Corporation recorded a $815,000, net of tax charge to the other comprehensive income component of stockholders’ equity.

Book value per common share was $7.37 at December 31, 2006, compared to $7.41 at December 31, 2005. Tangible book value (i.e., total stockholders’ equity less goodwill and other intangible assets) per common share was $6.06 at December 31, 2006, and $6.11 at December 31, 2005. The $.05 per common share decline as compared to 2005 reflects the increase in goodwill and other intangible assets resulting from the acquisition of Red Oak Bank.

All common stock per share amounts have been restated to reflect all previously declared and paid common stock splits and common stock dividends. Weighted average shares outstanding reflect 1,015,816 common shares issued in May 2005 in connection with the acquisition of Red Oak Bank and 1,904,761 common shares issued in June 2005 in a private placement. The Corporation had no share repurchases of common stock during the fourth quarter of 2006 under its buy back program; the Corporation repurchased a total of 269,578 common shares during the twelve-months ended December 31, 2006 at an average cost per share of $11.95. The repurchased shares were recorded as treasury stock, which resulted in a decrease in stockholders’ equity. At December 31, 2006, there were 344,894 shares still available for repurchase under the Corporation’s stock buy back program.

At December 31 2006, the Corporation’s capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

At December 31, 2006, the Corporation’s Tier 1 Capital Leverage ratio was 8.64%, the Corporation’s total Tier 1 Risk Based Capital ratio was 13.18 % and the Corporation’s total Risk Based Capital ratio was 13.92%. Total Tier 1 capital decreased to approximately $88.0 million at December 31, 2006 from $102.2 million at December 31, 2005. The reduction in Tier 1 Capital at December 31, 2006 reflects the Corporation’s redemption of Trust Preferred securities by its subsidiary Center Bancorp, Inc. Statutory Trust I on December 18, 2006. The Trust redeemed all $10 million of its floating rate capital trust pass through securities due December 18, 2031, at $1,000 per share plus accumulated and unpaid dividends to the redemption date. The current rate was 8.99%.

Mr. Davis noted, "We continue to focus on our commercial business base and our goal of increasing loans. We also remain committed to containing and controlling operating expense. We believe that the fourth quarter results demonstrate stability in this challenging rate environment and adherence to our stated goals to deliver consistent earnings performance over the long term."

About Center Bancorp

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fourteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union and Chatham New Jersey Transit train station, Union Hospital and the Boys and Girls Club of Union. The Bank recently received approvals to install and operate one additional off-premise ATM location in the Madison New Jersey Transit Station, which is scheduled to be operational in 2007.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

The Corporation’s reference to its total other income, exclusive of the losses recorded on securities sales, may constitute a “non-GAAP financial measure”. The Corporation has provided a reconciliation by also reporting its total other income for the applicable periods. The Corporation believes that the above-mentioned reference enhances the public’s ability to compare results between the twelve-months of 2006 and the twelve-months of 2005.

Tangible stockholders’ equity represents a non-GAAP financial measure and equals total stockholders’ equity minus recorded intangible assets. The Corporation has provided a reconciliation by also reporting its total stockholders’ equity. The Corporation believes that a disclosure of tangible stockholders’ equity may be helpful for those investors who seek to evaluate the Corporation’s total stockholders’ equity without giving effect to intangible assets.

Tangible book value is also non-GAAP financial measure and represents total stockholders’ equity less goodwill and other intangible assets, calculated on a per common share basis. The Corporation has provided reconciliation by also reporting its total book value per share. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation’s book value per share without giving effect to goodwill and other intangible assets.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the Corporation’s cost of funds in 2007, the Corporation’s net interest margin for 2007 and future loan balances) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Media Inquiries:

Mike Pascale or Tom Johnson
Abernathy MacGregor
212-371-5999

Investor Relations Inquiries:

Anthony C. Weagley
Vice President & Treasurer
Center Bancorp, Inc.
908-206-2886

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	December 31,	December 31,
(dollars in thousands)	2006	2005
	(unaudited)
ASSETS
Cash and due from banks	$34,088	$19,343
Federal funds sold and securities purchased under agreement to resell	10,275	—
Total cash and cash equivalents	44,363	19,343
Investment securities held to maturity (approximate market value of $130,900 in 2006 and $140,628 in 2005)	131,130	140,514
Investment securities available-for-sale	258,408	388,170
Total investment securities	389,538	528,684
Loans, net of unearned income	550,414	505,826
Less - Allowance for loan losses	4,960	4,937
Net Loans	545,454	500,889
Premises and equipment, net	18,829	18,343
Accrued interest receivable	4,932	5,875
Bank owned life insurance	21,368	18,588
Other assets	9,563	5,670
Goodwill and other intangible assets	17,312	17,437
Total assets	$$1,051,359	$1,114,829

LIABILITIES
Deposits:
Non-interest bearing	$136,453	$139,911
Interest-bearing
Certificates of deposit $100 and over	83,623	154,409
Interest-bearing transactions, savings and time deposits $100 and less	506,695	406,281
Total deposits	726,771	700,601
Term borrowings	108,991	157,370
Fed funds purchased	—	40,000
Overnight FHLB borrowings	—	20,900
Securities sold under agreement to repurchase	97,443	75,693
Subordinated debentures	5,155	15,465
Accounts payable and accrued liabilities	15,386	5,311
Total liabilities	953,746	1,015,340

STOCKHOLDERS’ EQUITY
Preferred Stock, no par value:
Authorized 5,000,000 shares; none issued	—	—
Common stock, no par value:
Authorized 20,000,000 shares; issued 14,467,962 shares at December 31, 2006 and December 31, 2005; outstanding shares 13,248,406 at December 31, 2006 and 13,431,628 at December 31, 2005	65,592	65,592
Additional paid in capital	4,535	3,787
Retained earnings	37,527	38,453
	107,654	107,832
Treasury stock at cost (1,219,556 and 1,036,334 shares in 2006 and 2005, respectively)	(6,631)	(3,701)
Accumulated other comprehensive loss	(3,410)	(4,642)
Total stockholders’ equity	97,613	99,489
Total liabilities and stockholders’ equity	$1,051,359	$1,114,829

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
(dollars in thousands, except per share data)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$8,516	$7,324	$31,999	$25,329
Interest and dividends on investment securities:
Taxable interest income	3,454	4,602	15,521	18,849
Non-taxable interest income	903	1,047	3,874	4,001
Dividends	373	663	1,384	2,295
Interest on Federal funds sold and securities purchased under agreement to resell	162	—	547	29
Total interest income	13,408	13,636	53,325	50,503
Interest expense:
Interest on certificates of deposit $100 or more	1,047	1,022	4,930	3,828
Interest on other deposits	4,137	2,210	13,075	7,771
Interest on borrowings	2,533	3,616	10,969	11,697
Total interest expense	7,717	6,848	28,974	23,296
Net interest income	5,691	6,788	24,351	27,207
Provision for loan losses	57	—	57	—
Net interest income after provision for loan losses	5,634	6,788	24,294	27,207
Other income:
Service charges, commissions and fees	429	451	1,759	1,922
Other income	145	141	454	631
Annuity and insurance	60	30	205	193
Bank owned life insurance	183	188	780	740
Gain (loss) on securities sold	801	(12)	(2,565)	350
Total other income	1,618	798	633	3,836
Other expense:
Salaries and employee benefits	3,016	3,059	12,290	12,108
Occupancy, net	619	578	2,309	2,165
Premises and equipment	564	550	1,940	1,990
Stationery and printing	144	170	692	628
Marketing and advertising	266	129	731	644
Other	2,047	1,028	6,396	4,678
Total other expense	6,656	5,514	24,358	22,213
Income before income tax (benefit) expense	596	2,072	569	8,830
Income tax (benefit) expense	(1,695)	140	(3,329)	1,184
Net income	$2,291	$1,932	$3,898	$7,646
Earnings per share:
Basic	$0.17	$0.14	$0.29	$0.63
Diluted	$0.17	$0.14	$0.29	$0.63
Weighted average common shares outstanding:
Basic	13,236,360	13,429,606	13,294,937	12,074,870
Diluted	13,314,543	13,471,205	13,371,750	12,119,291

Average Statements of Condition with Interest and Average Rates

		Twelve Month Period Ended December 31,
(tax-equivalent basis, dollars in thousands)	Average Balance	2006 Interest Income/ Expense	Average Yield/ Rate	Average Balance	2005 Interest Income/ Expense	Average Yield/ Rate

Assets
Interest-earning assets:
Investment securities(1):
Taxable	$320,168	$16,259	5.08%	$422,507	$19,596	4.64%
Non-taxable	112,831	6,718	5.95%	150,149	8,094	5.39%
Federal funds sold and securities purchased under agreement to resell	10,539	547	5.19%	1,091	29	2.66%
Loans, net of unearned income(2)	522,352	31,999	6.13%	454,372	25,329	5.57%
Total interest-earning assets	965,890	55,523	5.75%	1,028,119	53,048	5.16%
Non-interest-earning assets
Cash and due from banks	20,711			19,418
Bank owned life insurance	20,225			18,200
Intangible assets	17,378			11,814
Other assets	28,405			28,620
Allowance for loan losses	(4,932)			(4,534)
Total non-interest-earning assets	81,787			73,518
Total assets	$1,047,677			$1,101,637

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$126,502	$4,384	3.47%	$92,875	$1,963	2.11%
Savings deposits	90,768	1,807	1.99%	114,305	1,610	1.41%
Time deposits	232,803	9,950	4.27%	227,249	6,766	2.98%
Other interest-bearing deposits	119,231	1,864	1.56%	118,881	1,260	1.06%
Short-term borrowings and FHLB advances	226,004	9,655	4.27%	304,364	10,624	3.49%
Subordinated debentures	15,070	1,314	8.72%	15,465	1,073	6.94%
Total interest-bearing liabilities	810,378	28,974	3.58%	873,139	23,296	2.67%
Non-interest-bearing liabilities:
Demand deposits	135,761			134,837
Other non-interest-bearing deposits	1,470			2,813
Other liabilities	3,563			5,076
Total non-interest-bearing liabilities	140,794			142,726
Stockholders’ equity	96,505			85,772
Total liabilities and stockholders’ equity	$1,047,677			$1,101,637
Net interest income (tax-equivalent basis)		$26,549			$29,752
Net interest spread			2.17%			2.49%
Net interest income as percent of earning-assets (net interest margin)			2.75%			2.89%
Tax-equivalent adjustment(3)		(2,198)			(2,545)
Net interest income		$24,351			$27,207

(1)	Average balances for available-for-sale securities are based on amortized cost
(2)	Average balances for loans include loans on non-accrual status
(3)	The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

Average Statements of Condition with Interest and Average Rates

	Three Month Period Ended December 31,
(tax-equivalent basis, dollars in thousands)	Average Balance	2006 Interest Income/ Expense	Average Yield/ Rate	Average Balance	2005 Interest Income/ Expense	Average Yield/ Rate

Assets
Interest-earning assets:
Investment securities(1):
Taxable	$281,255	$3,591	5.11%	$411,088	$4,842	4.71%
Non-taxable	114,994	1,678	5.84%	151,098	2,141	5.67%
Federal funds sold and securities purchased under agreement to resell	12,434	162	5.21%	—	—	—
Loans, net of unearned income(2)	543,707	8,516	6.27%	501,260	7,324	5.84%
Total interest-earning assets	952,390	13,947	5.86%	1,063,446	14,307	5.38%
Non-interest-earning assets
Cash and due from banks	21,176			19,350
Bank owned life insurance	21,261			18,479
Intangible Assets	17,334			17,500
Other assets	28,238			29,377
Allowance for loan losses	(4,918)			(4,967)
Total non-interest-earning assets	83,091			79,739
Total assets	$1,035,481			$1,143,185

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$180,660	$1,812	4.01%	$81,410	$458	2.25%
Savings deposits	78,623	412	2.10%	111,643	423	1.52%
Time deposits	213,008	2,480	4.66%	226,908	1,927	3.40%
Other interest-bearing deposits	114,097	480	1.68%	122,088	424	1.39%
Short-term borrowings & FHLB advances	193,628	2,226	4.60%	341,149	3,299	3.87%
Subordinated debentures	13,896	307	8.84%	15,465	317	8.20%
Total interest-bearing liabilities	793,912	7,717	3.89%	898,663	6,848	3.05%
Non-interest-bearing liabilities:
Demand deposits	140,326			137,450
Other non-interest-bearing deposits	419			3,361
Other liabilities	4,004			4,539
Total non-interest-bearing liabilities	144,749			145,350
Stockholders’ equity	96,820			99,172
Total liabilities and stockholders’ equity	$1,035,481			$1,143,185
Net interest income (tax-equivalent basis)		$6,230			$7,459
Net interest spread			1.97%			2.33%
Net interest income as percent of earning-assets (net interest margin)			2.62%			2.81%
Tax-equivalent adjustment(3)		(539)			(671)
Net interest income		$5,691			$6,788

(1)	Average balances for available-for-sale securities are based on amortized cost
(2)	Average balances for loans include loans on non-accrual status
(3)	The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

Anthony C. Weagley, Vice President & Treasurer

CENTER BANCORP, INC. ANNOUNCES BOARD NOMINATIONS

UNION, NJ - January 30, 2007 - Center Bancorp, Inc. (NASDAQ: CNBC), the parent company of Union Center National Bank, announced today that its Board of Directors accepted its Nominating Committee’s recommendation to nominate Brenda Curtis, John J. Davis, Donald G. Kein and Norman F. Schroeder for election to the Board at the company’s 2007 Annual Meeting of Shareholders. All four currently serve as directors of Center Bancorp.

In addition to considering each nominee’s relevant experience and contributions to the Board, the Committee and the Board also considered the following factors:

•	The continued growth in deposits and loans at Union Center National Bank during 2006;

•	The continued high level of credit quality;

•	The continued strengthening of the company’s balance sheet; and

•	The Board’s continuing commitment to work towards improving efficiencies and increasing value for all of Center Bancorp’s shareholders.

The Committee and the Board believe that the company is in the best position to continue implementing its present strategy with its current directors in place. All four nominees are respected business and community leaders who are well-known within Center Bancorp’s core market and are familiar with the opportunities and challenges facing the company. Additionally, all four have played an important role in implementing the company’s long-term growth strategy, which has resulted in a stronger balance sheet, significant deposit and loan growth, and an increase of more than 35% in the company’s stock price during the last year.

Separately, the nominations of Lawrence Seidman, Harold Schechter and Raymond Vanaria, each of whom was nominated by a shareholder owning 100 shares of the company’s common stock, were rejected by the Nominating Committee. After conducting interviews with Messrs. Seidman, Schechter and Vanaria, the Nominating Committee concluded that there would be few, if any, benefits derived by adding these individuals to the Board. Mr. Seidman’s history of conflict with federal bank regulators and with several banks led the Nominating Committee to conclude that Messrs. Seidman, Schechter and Vanaria would more likely threaten than advance the company’s implementation of its strategic plan and its progress going forward.

About Center Bancorp:

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fifteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union and Chatham New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.
Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683 or visit our web site at http://www.centerbancorp.com.

Forward-Looking Statements

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the company with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Media Contacts:
Mike Pascale or Tom Johnson
Abernathy MacGregor
(212) 371-5999